EXHIBIT 11.1

                       COMPUTATION OF NET (LOSS) PER SHARE
                                   (Unaudited)

                                                 Three Months Ended              Six Months Ended
                                                     January 31                      January 31
                                             ---------------------------     ---------------------------

                                                1996            1997            1996            1997
                                             -----------     -----------     -----------     -----------
NET (LOSS) ATTRIBUTABLE TO COMMON
   SHAREHOLDERS .........................    $(771,019,)     $  (557,379)    $(1,435,566)    $(1,101,579)
                                             ===========     ===========     ===========     ===========
Weighted average number of Class A common
   share outstanding ....................      2,721,850       2,954,260       2,721,850       2,954,260

Weighted average number of Class B common
   share outstanding ....................      1,469,050       1,372,566       1,469,050       1,372,566

Less escrow shares ......................       (781,244)       (781,244)       (781,244)       (781,244)
                                             -----------     -----------     -----------     -----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARE
   AND COMMON SHARE EQUIVALENTS
   OUTSTANDING ..........................      3,409,656       3,545,582       3,409,656       3,545,582
                                             ===========     ===========     ===========     ===========
NET (LOSS) PER SHARE OF COMMON SHARE AND
   COMMON SHARE EQUIVALENTS .............    $      (.23)    $      (.16)    $      (.42)    $      (.31)
                                             ===========     ===========     ===========     ===========

                  The accompanying notes are an integral part
                    of these condensed financial statements.